Exhibit 10.1

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”), dated as of              , (the “Effective Date”), is entered into by and among Angel Studios, Inc., a Delaware corporation (the “Company”), and               (the “Investor”).

RECITALS

A.       On the terms and subject to the conditions set forth herein, the Investor is willing to purchase from the Company, and the Company is willing to sell to the Investor, a subordinated convertible promissory note in the principal amount set forth opposite the Investor’s name on Schedule I hereto.

B.       Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        The Note.

(a)        Issuance of the Note. At the Closing (as defined below), the Company agrees to issue and sell to the Investor, and, subject to all of the terms and conditions hereof, the Investor agrees to purchase a subordinated convertible promissory note in the form of Exhibit A hereto (the “Note”) in the principal amount set forth opposite the Investor’s name on Schedule I hereto. The Note is convertible into shares of the Company’s Class C Common Stock or any shares of stock into which such shares are converted (the “Common Stock”) pursuant the Company’s planned merger (the “Merger”) referenced in that certain Agreement and Plan of Merger, dated as of September 11, 2024, by and among the Company, Southport Acquisition Corporation (“Southport”), a Delaware corporation, and Sigma Merger Sub, Inc., a Delaware corporation (the “BCA”) filed with the United States Securities and Exchange Commission (“SEC”) on September 11, 2024 here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001865200/000110465924098916/tm242368 7d3_8ka.htm.

(b)       Delivery. The sale and purchase of the Note shall take place at a closing (the “Closing”) to be held at such place and time as the Company and the Investor may determine (the “Closing Date”). At the Closing, the Company will deliver to the Investor the Note to be purchased by the Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”). The Note will be registered in the Investor’s name in the Company’s records.

(c)       Use of Proceeds. The proceeds of the sale and issuance of the Note shall be used solely for (i) marketing expenses first incurred after the date hereof to fund the continued growth of the Company’s guild members, (ii) as reasonably necessary to facilitate the Merger described in Section 1(a) above, including payment of expenses, fees and other costs incurred in connection with the Merger, and (iii) to pay expenses incurred in connection with the transactions contemplated herein.

(b)        Payments. The Company will make all cash payments due under the Note in immediately available funds by 12:00 p.m. Mountain Time on the date such payment is due in the manner and at the address for such purpose specified below the Investor’s name on Schedule I hereto, or at such other address as the Investor or other registered holder of a Note may from time to time direct in writing.

(c)        Business Combination Agreement. The Investor agrees that the Investor has seen and had the opportunity to read the BCA and discuss it and the related transactions with legal counsel of the Investor’s choosing.

2.        Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 to the extent it is apparent from a reading of the disclosure that such disclosure is applicable to such other sections. All disclosures are further qualified by the information contained in the filings of the Company with the SEC.

For purposes of these representations and warranties (other than those in Sections 2(a), 2(b), 2(c), and 2(d), the term the “Company” shall include any wholly owned subsidiaries of the Company, unless otherwise noted herein.

(a)       Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(b)       Capitalization.

(i)       The authorized capital of the Company consists, as of the date of this Agreement, of:

(1)       85,000,000 shares of common stock, each with a par value of $0.001 per share, comprised of: (A) 27,500,000 shares have been designated Class A Common Stock, 11,255,686 of which are issued and outstanding as of the date of this Agreement, (B) 4,000,000 shares have been designated Class B Common Stock, 2,997,235 of which are issued and outstanding as of the date of this Agreement, (C) 38,000,000 shares have been designated Class C Common Stock, 4,542,464 of which are issued and outstanding as of the date of this Agreement, and 165,000 of which have been reserved for issuance upon conversion of the Note, and (D) 15,500,000 shares have been designated Class F Common Stock, 9,832,307 of which are issued and outstanding as of the date of this Agreement.

(2)       All of the outstanding shares of capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)      The Company has reserved 8,613,961 shares of common stock for issuance to officers, directors, employees and consultants of the Company pursuant to its equity compensation plans duly adopted by the Board of Directors of the Company (the “Board of Directors”) and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of common stock, (i) 1,948,998 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of options and are currently outstanding, and (ii) options to purchase 5,970,364 shares have been granted and are currently outstanding, and (iii) 694,599 shares of common stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(c)       Authorization. All corporate action required to be taken by the Board of Directors and the Company’s stockholders in order to authorize the Company to enter into this Agreement, and to issue the Note at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Note have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)       Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

(e)        Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any Officer or director of the Company arising out of their employment or Board of Directors relationship with the Company, except as disclosed in the Company’s current filings with the SEC or as set forth on Section 2(e) of the Disclosure Schedule; (ii) to the Company’s knowledge, that questions the validity of this Agreement or the right of the Company to enter into or to consummate the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, its Chief Executive Officer, President, Chief Financial Officer, or any other person who reports directly to the Board of Directors or the Chief Executive Officer (each an “Officer” and collectively, the “Officers”) or any director on its Board of Directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of Officers or directors, such as would affect the Company), except as disclosed in the Company’s current filings with the SEC. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(f)         Intellectual Property.

(i)       The Company owns, possesses, has developed, or has acquired on commercially reasonable terms, legal rights to all Company Intellectual Property sufficient to carry out its business as now conducted; provided that the foregoing representation is made to the Company’s knowledge with respect to patents and trademarks. For purposes of this Agreement, “Company Intellectual Property” means all Intellectual Property Rights that are owned, purported to be owned by, or in-licensed to the Company, or used by the Company in the conduct of the Company’s business as now conducted.

(ii)      To the Company’s knowledge, since the date that is three (3) years preceding the Effective Date, no product or service or activity of the Company has infringed or violated, or currently infringes or otherwise violates any Intellectual Property Rights of a third Person; provided that the foregoing representation is made to the Company’s knowledge with respect to patents and trademarks, and except as otherwise disclosed in the Company’s filings with the SEC. For purposes of this Agreement, “Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, that are recognized in any jurisdiction of the world, including such rights in patents, utility models, trademarks and tradenames, copyrights, trade secrets, and domain names (and any registrations of or applications to register any of the foregoing), and “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(iii)     Except as set forth on Section 2(f) of the Disclosure Schedule, and other than pursuant to: (1) standard end-user license or services agreements for the Company’s products and services on substantially the Company’s standard forms made available to the Investor, (2) customary nondisclosure agreements entered into by the Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) assigning Intellectual Property Rights, (y) granting express license rights, or (z) constituting a covenant not to assert Intellectual Property Rights); (3) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (4) licenses to a service provide solely for the purpose of allowing such service provider to provide services to the Company (collectively, “Standard Outbound Agreements”), the Company has not granted to a third Person any options, licenses, covenants not to assert, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company-Controlled Intellectual Property that are material to the Company’s business as now conducted. For the purposes of this Agreement, “Company-Controlled Intellectual Property” means (i) Intellectual Property Rights owned or purported to be owned by the Company and (ii) Intellectual Property Rights exclusively in-licensed to the Company.

(iv)     Except as set forth on Section 2(f) of the Disclosure Schedule, and other than pursuant to: (1) standard license or services agreements for commercially available software products and cloud services non-exclusively licensed to Company under standard terms; (2) backup licenses from employees and contractors granted in connection with providing services to the Company; (3) licenses to Open Source Software, (4) customary nondisclosure agreements entered into by the Company in the ordinary course of business that do not include any terms (w) granting the right to use residuals, (x) assigning Intellectual Property Rights, (y) granting express license rights, or (z) constituting a covenant not to assert Intellectual Property Rights); (5) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (6) licenses to the Company solely for the purpose of enabling the Company to provide services to the licensor (collectively, “Standard Inbound Agreements”), the Company is not bound by or a party to any options, licenses, covenants not to assert or other grants or agreements of any kind with respect to Intellectual Property Rights of any third Person that are material to the Company’s business as now conducted.

(v)      The Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret. To the Company’s knowledge, except as would not reasonably be expected to result in a Material Adverse Effect, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret.

(vi)     (1) Each current and former employee of the Company has assigned to the Company all Intellectual Property Rights that such employee has solely or jointly conceived, reduced to practice, developed, or made during the period of employment with the Company that: (A) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right, to the Company’s business as then conducted or as then proposed to be conducted; (B) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information; or (C) resulted from such individual’s performance of services for the Company. (2) Each current and former consultant of the Company who was involved in the development of any material Intellectual Property Rights for the Company or that are otherwise owned or purported to be owned by the Company has assigned to the Company all Intellectual Property Rights that such consultant has solely or jointly conceived, reduced to practice, developed, or made during the period of its consulting relationship with the Company that resulted from such consultant’s performance of services for the Company. (2) Each such employee and consultant has executed an agreement with the Company regarding confidentiality and proprietary information, and assignment of Intellectual Property Rights developed by or for the Company (the “Confidential Information Agreements”). (3) No such employee or consultant has excluded Intellectual Property Rights from the assignment of Intellectual Property Rights pursuant to such Person’s Confidential Information Agreement, which excluded Intellectual Property Rights would be material to the Company in the conduct of the Company’s business as now conducted or currently proposed to be conducted. (4) The Company is not aware that any current or former employee or consultant is in violation of any Confidential Information Agreement in a manner that would have a Material Adverse Effect.

(vii)    The Company has not embedded, used, linked or distributed any open source, software, technologies or other materials that are licensed or distributed under any license arrangement or other distribution model qualifying for the “Open Source” definition promulgated by the Open Source Initiative at www.opensource.org/osd or any other public domain or “community” (or similar) materials (collectively “Open Source Software”) in connection with any of its products or services or proprietary materials in any manner that requires, or purports to require, (1) any material software code owned or authored by or on behalf of the Company (“Company Code”) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (2) any restriction on the consideration to be charged for the distribution of any such Company Code; (3) the grant to any third Person of any rights or immunities under material Company-Controlled Intellectual Property; or (4) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any material Company-Controlled Intellectual Property (other than attribution, warranty and liability disclaimer, and notice delivery conditions). The Company is in material compliance with all licenses for Open Source Software that it embeds, links to, uses or distributes.

(viii)   Generative AI. (1) The Company uses all Generative AI Tools (as defined below) in material compliance with the applicable license terms, consents, agreements and laws. (2) The Company has not included and does not include any sensitive Personal Information (as defined below), trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. (3) The Company has not used Generative AI Tools to develop any material Company-Controlled Intellectual Property that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein. (4) For purposes hereof, “Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

(g)       Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws; (ii) of any instrument, judgment, order, writ or decree; (iii) under any note, indenture or mortgage; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule; or (v) to the Company’s knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (1) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (2) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(h)       Agreements; Actions.

(i)       Except for this Agreement and agreements of the Company filed as exhibits to the Registration Statement (as defined below) and as set forth on Section 2(h) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that are material to the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(ii)      The Company has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred any indebtedness for money borrowed other than as set forth on its Financial Statements (other than trade debt in the ordinary course), (3) made any loans or advances to any Person, other than ordinary advances for business expenses, or (4) sold, exchanged or otherwise disposed of any material portion of its assets or rights, other than in the ordinary course of business.

(iii)     The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(i)         Certain Transactions.

(i)       Other than (1) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements; (2) standard director and officer indemnification agreements approved by the Board of Directors; (3) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s common stock, in each instance, approved by the Board of Directors; and (4) this Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its Officers or directors, or any Affiliate thereof except as set forth on Section 2(i) of the Disclosure Schedule. For purposes of this Agreement, “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(ii)      Except as set forth on Section 2(i) of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (1) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company or any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (2) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (3) financial interest in any material contract with the Company.

(j)        Tangible and Real Property. The tangible and real property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the tangible and real property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

(k)        Financial Statements. All required financial statements of the Company as of, and for the quarter ended, March 31, 2025 (the “Balance Sheet Date”) and as of, and for the fiscal year ended, December 31, 2024 (collectively, the “Financial Statements”) are contained in the Registration Statement. The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(l)         Changes. Since the Balance Sheet Date, and except as set forth in the Registration Statement and on Section 2(l) of the Disclosure Schedule, there has not been:

(i)       any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii)      any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii)     any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(iv)     any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v)      any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(vi)     any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii)    any resignation or termination of employment of any Officer;

(viii)   any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(ix)     any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x)      any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(xi)     any sale, assignment or transfer by the Company of any Company-Controlled Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(xii)     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(xiii)   to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(xiv)   any arrangement or commitment by the Company to do any of the things described in this Section.

(m)       Employee Matters.

(i)       To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(ii)      The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii)     To the Company’s knowledge, no Officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company.

(iv)    The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Board of Directors.

(v)      The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(n)       Tax Returns and Payments. There are no income or other material taxes due and payable by the Company that have not been timely paid and no material withholding taxes required to be withheld by the Company that have not been withheld and timely paid over to the appropriate governmental agency. There have been no examinations or audits with respect to any taxes or tax returns of the Company, by any applicable federal, state, county, local or foreign governmental agency, and the Company has not received written notice of an intent to commence any such examination or audit that remains outstanding. The Company has duly and timely filed all income or other material tax returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(o)       Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies similar to the Company.

(p)       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(q)       Corporate Documents. The Certificate of Incorporation and Bylaws of the Company as of the date of this Agreement are in the forms most recently provided to the Investor. The copy of the minute books of the Company will be made available to the Investor on request and contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

(r)        Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

(s)        Data Privacy.

(i)       In connection with the collection, storage, use, access, disclosure and/or other processing of any information that constitutes “personal information,” “personal data,” “personally identifiable information” or analogous term as defined in applicable laws (collectively, “Personal Information”), by or on behalf of the Company, to the Company’s knowledge, the Company is and has been in compliance in all material respects with the following (collectively, “Privacy Requirements”): (1) all applicable laws governing privacy or data security in all relevant jurisdictions relating to data loss, data theft, and security breach notification obligations, telephone or text message communications, artificial intelligence and automated decision-making, or marketing by email or other channels, (2) the Company’s published privacy policies, and (3) the privacy or data security requirements of any contracts, codes of conduct, or industry standards by which the Company is legally bound.

(ii)      The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification, disclosure, and/or other processing.

(iii)     To the Company’s knowledge, there has been no material unlawful, accidental or unauthorized access to, or destruction, loss, use, modification, disclosure, or other processing of, Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company where Privacy Requirements obligate the Company to notify government authorities, affected individuals or other parties of such occurrence.

(t)        BCA. The BCA has been duly authorized, executed and delivered by the parties thereto and is in full force and effect. Southport has filed a registration statement on Form S-4 in connection with the Merger (the “Registration Statement”), and the Registration Statement has been declared effective by the SEC. In respect of the Company and the Merger, the Registration Statement does not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. The Company is not aware of any material breach of the representations and warranties made by Southport to the Company in Article 5 of the BCA.

3.       Representations and Warranties of Investor. Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

(a)       Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement to which the Investor is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)       Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Note and the shares of Common Stock issuable upon exercise or conversion thereof (collectively, the “Securities”) to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. The Investor has not been formed for the specific purpose of acquiring the Securities.

(c)        Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

(d)       Restricted Securities. The Investor understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, in the case of a public resale and depending upon whether the Investor is an “affiliate” of the Company, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)        No Public Market. The Investor understands that no public market now exists for the Securities, and that, other than as set forth in the Company’s filings with the SEC, the Company has made no assurances that a public market will ever exist for the Securities.

(f)        Legends. The Investor understands that the Securities and any securities issued in respect of or exchange for the Securities, may be notated with the following legend until the Securities or such securities, as applicable, (i) have been registered for issuance to, or resale by, the Investor (ii) have been or are being sold pursuant to Rule 144 under the Securities Act (as set forth in customary paperwork to such effect delivered to the Company) or (iii) may be sold by the Investor without limitation pursuant to Rule 144 under the Securities Act (as set forth in customary non-affiliate paperwork to such effect delivered to the Company) (collectively, the “Unrestricted Conditions”):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

The Company shall cause the foregoing legend to promptly be removed from the Securities or other securities if any of the Unrestricted Conditions is satisfied in respect thereof.

(h)       Accredited Investor. The Investor is an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), (7), or (8) of Regulation D promulgated under the Securities Act.

(i)         Foreign Investors. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Investor’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Investor’s jurisdiction.

(j)         CFIUS Foreign Person Status. The Investor is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Investor is not controlled by a “foreign person,” as defined in the DPA. The Investor does not permit any foreign person affiliated with the Investor, whether affiliated as a limited partner or otherwise, to obtain through the Investor any of the following with respect to the Company: (1) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (2) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (3) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (4) “control” of the Company (as defined in the DPA).

(k)        Sanctions. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners, is (i) designated on any sanctioned parties lists administered by the United States or (ii) 50% or more owned or controlled, individually or in the aggregate, by one or more persons designated on such sanctioned parties lists.

(l)         No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners is acquiring the Securities, either directly or indirectly, including through a broker, as a result of any (i) general solicitation, (ii) publication of any advertisement in connection with the offer and sale of the Securities, or (iii) as a result of the Registration Statement.

(m)       Residence. If the Investor is an individual, then the Investor resides in the state or province identified in the address of the Investor set forth on the Investor’s signature page or Schedule I; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of the Investor in which it has its principal place of business is identified in the address or addresses of the Investor set forth on the Investor’s signature page or Schedule I.

4.       Conditions to Closing of the Investor. The Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

(a)       Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.

(b)       Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c)       Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Note, shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.

(d)       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor.

(e)       Transaction Documents. The Company shall have duly executed and delivered to the Investor the following documents:

(i)       This Agreement; and

(ii)      the Note issued hereunder.

5.       Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Note at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)       Representations and Warranties. The representations and warranties made by the Investor in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b)       Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c)       Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Note shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.

(d)       Purchase Price. The Investor shall have delivered to the Company the Purchase Price in respect of the Note being purchased by the Investor referenced in Section 1 hereof.

6.       Registration Rights. Upon or prior to the Merger, the Investor shall become party to the Amended and Restated Registration Rights Agreement set forth on Annex D of the Registration Statement (the “Registration Rights Agreement”) by executing the Registration Rights Agreement Joinder set forth on Exhibit A of the Registration Rights Agreement. Furthermore, if the Merger has not been consummated by October 31, 2025, the Company shall enter into a registration rights agreement with the Investor that provides for, without reference to the Merger, customary terms, including as to indemnification, contribution and information rights afforded major investors of the Company. In no event shall the shares of Common Stock issued to the Investor be subject to a contractual lock-up or similar restriction on transfer.

7.       Miscellaneous.

(a)       Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and the Investor.

(b)       Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c)       Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)       Successors and Assigns. Subject to the restrictions on transfer described in Section 7(e) below, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)       Registration, Transfer and Replacement of the Note. The Note issuable under this Agreement shall be a registered note. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Note. Prior to presentation of the Note for registration of transfer, the Company shall treat the Person in whose name the Note is registered as the owner and holder of the Note for all purposes whatsoever, whether or not the Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Note, the holder of the Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)        Entire Agreement. This Agreement and the Note constitute and contain the entire agreement among the Company and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(g)       Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party as follows: (i) if to the Investor, at the Investor’s address or email address set forth in Schedule I, or at such other address as the Investor shall have furnished the Company in writing, or (ii) if to the Company, at 295 W. Center Street, Provo, UT 84601, attn: Glen Nickle glen.nickle@angel.com; Scott Klossner scott.klossner@angel.com; Patrick Reilly patrick@angel.com or at such other address as the Company shall have furnished to the Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by email (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

ANGEL STUDIOS, INC.

By:
Name: Neal Harmon
Title: Chief Executive Officer

[Signature Page for Note Purchase Agreement]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

By:
Name:
Title:

[Signature Page for Note Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Name and Address	Note Amount
$
Name:

Address for all notices:

Name:

Address:

Email Address:

EXHIBIT A

FORM OF NOTE

EXHIBIT B

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 2 of the Note Purchase Agreement, dated as of                (the “Agreement”), by and among Angel Studios, Inc. (the “Company”) and the Investor listed on Schedule I attached thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the materials filed by the Company with the United States Securities and Exchange Commission or the text of the documents described, true and complete copies of which are available upon request to the Investor or its counsel.

Section 2(e)

Litigation

1.        Utah Division of Consumer Protection Investigation:

On January 5, 2024, the Company received notice that the Utah Division of Consumer Protection was investigating a complaint regarding the Company’s “Pay It Forward” program. The complaint alleged that the Pay It Forward program may violate the Charitable Solicitations Act and that the Company has made misleading statements in soliciting contributions to the program and has not used the contributions to purchase movie tickets. The Company met with the investigator in early February 2024. The investigator served follow-up requests for documents on February 12, 2024, including a request for a full financial accounting of the program. The Company responded to these requests in March and April 2024. The investigation remains pending.

2.        Sound of Freedom Litigation:

KELY JOHANA SUAREZ MOYA and LUZ MIRIAM MOYA SOLANO, Plaintiffs, v. TIMOTHY BALLARD; OPERATION UNDERGROUND RAILROAD, INC.; ANGEL STUDIOS, INC.; SOUND OF FREEDOM MOVIE, LLC; ALEJANDRO MONTEVERDE; HARMON BROTHERS MARKETING LLC; JANET RUSSON; ROD BARR; THE SPEAR FUND; Case No. 240901556, Utah Third District Court. Plaintiff Kely Johana Suarez Moya filed suit in February 2024 alleging that she was falsely depicted as a sex trafficker in the movie Sound of Freedom. Plaintiff and her mother assert claims against the filmmakers and the Company, the film distributor, for defamation, injurious falsehood, intentional interference with economic relations, intentional infliction of emotional distress, negligent infliction of emotional distress, false light invasion of privacy, and misappropriation of name and likeness. Plaintiffs seek compensatory, special and punitive damages. On May 3, 2024, several of the defendants, including the Company, moved to dismiss the complaint under the Utah Uniform Public Expression Protection Act. The court denied the motion to dismiss on July 15, 2024. The Company filed a notice of appeal to the Utah Court of Appeals on July 31, 2024.

3.        Lazarus Arbitration:

ALAN M. LAZARUS v. ANGEL STUDIOS, INC., American Arbitration Association, Case No. 01-24-0004-5546. Claimant Alan M. Lazarus, a subscriber to the Angel Guild, filed an arbitration demand with AAA on May 3, 2024. The arbitration demand asserts that the Company violated the federal Video Privacy Protection Act (VPPA) when it shared Mr. Lazarus’ personally identifiable information (PII) to the Company’s third-party data processing partners (Braze, Segment.io, and Bugsnag) without his consent. Mr. Lazarus seeks statutory damages in the amount of $2,500 per violation, plus fees and costs. The Company responded to the arbitration demand on June 12, 2024. The parties engaged in settlement discussions on June 17, 2024. Mr. Lazarus’s counsel seeks information regarding the number of subscribers to the Company’s app and has threatened to file additional arbitration demands for such subscribers. The parties have since settled the litigation for an immaterial amount.

4.        Slingshot Litigation:

On March 6, 2025, Slingshot LLC commenced a lawsuit against Angel Studios, Inc. alleging that Angel breached an agreement to distribute the movie David, which is currently in production, as well as a related TV Series production, Young David. Angel denies the allegations in the complaint filed by Slingshot and will vigorously defend the case. Angel has invested millions in the David productions, and is eager to see the movie completed.

Section 2(f)

Intellectual Property

(iii)

1.	The following Contracts include a license grant or grant of other rights under material Company-Controlled Intellectual Property by the Company to a third Person:

a.	Physical Media and Digital Copy Distribution Agreement “Sound of Freedom”, dated September 19, 2023, by and between Angel Studios Licensing and Lions Gate Films, Inc.

b.	Long Form Distribution Agreement, dated March 4, 2021, by and between Dry Bar Live LLC and Nacelle Company, Inc. d/b/a Comedy Dynamics.

c.	Amazon Prime Video General Terms, dated February 29, 2024, by and among Angel Studios Licensing, LLC (“Angel Studios Licensing”), Amazon.com Services LLC, Amazon Digital UK Limited and Amazon Seller Services Private Limited, as supplemented by that Video License Deal Addendum, dated September 11, 2023.

d.	Term Sheet, dated August 18, 2022, by and between the Company and Atom Tickets, LLC, as supplemented by the Binding Term Sheet Addendum, dated January 10, 2023.

e.	Distribution License “Sound of Freedom”, dated August 1, 2023, by and between Angel Studios Licensing and SM Distribuidora de Filmes LTDA.

f.	Settlement Agreement, dated August 30, 2024, by and among the Company, VidAngel Entertainment, Inc. and ClearPlay, Inc.

g.	Campaign Assistance Agreement, dated October 30, 2021, by and between the Company and The Shift, LLC (the “Shift Agreement”).

h.	Content Distribution Agreement, dated March 15, 2023, by and between the Company and Sound of Freedom Movie, LLC, as amended by the Amendment to the Content Distribution Agreement, dated May 3, 2023 (the “Sound of Freedom Content Distribution Agreement”).

i.	Content Distribution Agreement, dated May 2, 2023, by and between the Company and Black Autumn Show, Inc. (the “Homestead Agreement”).

j.	Content Distribution Agreement, dated May 6, 2022, by and between Angel Studios Licensing and Testament Pictures, LLC (the “Testament Agreement”).

k.	Distribution Agreement, dated November 6, 2023, by and between the Company and Tharos Film Distribution, LLC (the “Bonhoeffer Agreement”).

l.	Content Distribution License Agreement, dated October 23, 2021, by and between Angel Studios Licensing and JK! Studios (the “Freelancers Agreement”).

m.	Distribution Agreement, dated July 31, 2024, by and between the Company and Sweets Partners I, LLC (the “Sweetwater Agreement”).

n.	Content Distribution Agreement, dated April 21, 2023, by and between the Company and Discovering Heaven, LLC (the “After Death Agreement”).

o.	Picture Services Agreement, dated July 7, 2023, by and between the Company and Lodigiano Film Development, Inc. (the “Cabrini Agreement”).

p.	Content Distribution Agreement, dated August 31, 2021, by and between Angel Studios Licensing and Slingshot USA, LLC (as successor-in-interest to Slingshot Productions Limited), as supplemented by the Addendum to the August 23, 2021 Slingshot/Angel Studios Content Distribution Agreement, dated October 20, 2023.

q.	Content Distribution Agreement, dated November 1, 2022, by and between the Company and His Only Son Films, LLC, as amended by that Amendment to the 2022 His Only Son Distribution Agreement, dated April 18, 2023 (the “His Only Son Agreement”).

r.	Content Distribution Agreement, dated January 19, 2024, by and between the Company and Ideation, LLC, as amended by that Amendment to Content Distribution Agreement, dated June 14, 2024 (the “Sight Agreement”).

s.	Picture Services Agreement, dated December 22, 2023, by and between Angel Studios SPV Possum Trot, Inc. and Possum Trot Film, LLC (the “Sound of Hope Agreement”).

(iv)

1.	The following Contracts include a license grant or grant of other rights under any Intellectual Property Rights to the Company by a third Person:

a.	The Sound of Freedom Content Distribution Agreement.

b.	The Shift Agreement.

c.	The Cabrini Agreement.

d.	The After Death Agreement.

e.	The Slingshot Agreement (David).

f.	The His Only Son Agreement.

g.	The Homestead Agreement.

h.	The Sight Agreement.

i.	The Sound of Hope Agreement.

j.	The Testament Agreement.

k.	License Agreement, dated June 25, 2021, by and between Angel Studios Licensing and RATD Productions LLC.

l.	Video-on-Demand and Subscription Video-on-Demand License Agreement, dated September 3, 2020, by and between the Company (f/k/a VidAngel, Inc.) and Tuttle Twins Show, LLC.

m.	License Agreement, dated March 17, 2021, by and between Angel Studios Licensing and Toothy Cow Productions, LLC, as amended by that Wingfeather Saga Amendment, dated May 27, 2022, and that Wingfeather Saga Amendment #2, dated September 25, 2023, and that Amendment to the May 2022 Amendment, dated February 29, 2024.

n.	The Bonhoeffer Agreement.

o.	The Freelancers Agreement.

p.	The Sweetwater Agreement.

Section 2(h)

Agreements; Actions

1.	The agreements listed in Section 2(f)(iii) and (iv) of this Disclosure Schedule are incorporated herein by reference.

2.	Agency Services Proposal and Standard Terms and Conditions, dated June 1, 2023, by and between the Company and Republica Havas, LLC.

3.	Lightstream AWS Customer Agreement, dated May 16, 2016, by and between the Company and Lightstream Managed Services, LLC, as supplemented by the Private Pricing Addendum, dated May 1, 2023.

4.	Services Agreement, dated July 28, 2023, by and between the Company and Lyfson Corp S.A. de C.V.

5.	Engagement Letter, dated February 11, 2019, by and between the Company (f/k/a VidAngel, Inc.) and Call & Jenson APC.

6.	Adkom Media Contract, dated October 20, 2022, by and between the Company and Adkom Media Inc., as supplemented by the Adkom Terms and Conditions dated on or about October 20, 2022.

7.	Adkom Media Contract, dated October 26, 2022, by and between the Company and Adkom Media Inc., as supplemented by the Adkom Terms and Conditions dated on or about October 26, 2022.

8.	Private and Confidential Term Sheet, dated August 1, 2024, by and between the Company and Toothy Cow Productions, LLC.

9.	Private and Confidential Term Sheet, dated August 10, 2023, by and between the Company and Tuttle Twins Show, LLC.

10.	Term Sheet for Purchase of Majority Interest in Slingshot USA, LLC, dated September 2, 2024, by and between the Company and Slingshot Productions Limited.

Section 2(i)

Certain Transactions

(i)

1.	The Harmon Brothers Agreement.

2.	Secured Revolving Note, dated February 23, 2024, by the Company in favor of Angel P&A LLC (the “P&A Revolving Note”).

3.	Services Agreement, dated January 2, 2019, by and between the Company (f/k/a VidAngel, Inc.) and VAS Portal, LLC.

(ii)

1.	The P&A Revolving Note.

Section 2(j)

Changes

(iii)

1.	The Company is negotiating a definitive termination and release agreement related to the Content Distribution Agreement, dated November 2, 2022, by and between the Company and Dry Bar Unscripted, Inc. (“DBU”), as described in the term sheet being finalized between the Company and DBU.

(v)

1.	The disclosures in Section 2(l)(iii) above are incorporated herein by reference.